Exhibit 10.1
American Equity Investment Life Holding Company
6000 Westown Parkway
West Des Moines, Iowa 50266
November 19, 2020
Anant Bhalla
2216 Sherwood Avenue
Charlotte, North Carolina 28207
Dear Anant:
You have performed at an exceptional level after taking on the role of Chief Executive Officer & President of American Equity Investment Life Holding Company (the “Company”), especially during a very challenging business environment in 2020. In recognition of your already significant contributions to the accelerated achievement of Company objectives in 2020, the Company is pleased to award you a 2020 Special Achievement Cash Bonus in accordance with the terms set forth below.
2020 Special Achievement Cash Bonus. As soon as practicable following the date of this letter agreement (the “Letter Agreement”), the Company will pay to you a lump sum cash payment of $1,000,000.
Repayment Obligation. If prior to December 31, 2021, (i) your employment is terminated by the Company for Cause as referenced in the company’s regular incentive awards or (ii) you voluntarily resign your employment from the Company except in the case of Good Reason (as defined in your Change in Control Agreement), you agree to reimburse and pay to the Company an amount equal to the 2020 Special Achievement Cash Bonus, in full within 30 days of such termination of employment or resignation.
Taxes and Withholding/Deductions. Taxes shall be withheld from the 2020 Special Achievement Cash Bonus on payment, including, without limitation, all applicable federal, state and local withholding tax obligations. Further, the 2020 Special Achievement Cash Bonus shall be subject to all applicable benefit plan deductions.
Continued Employment. Nothing in this Letter Agreement shall be interpreted or construed to confer any employment right beyond the intended 2020 Special Achievement Cash Bonus.
Entire Agreement. This Letter Agreement sets forth the complete terms of the 2020 Special Achievement Cash Bonus and supersedes any and all other written or oral agreements with respect thereto.
Governing Law. This Letter Agreement shall be governed by and construed in accordance with the law of the State of Iowa, without regard to such State’s conflict of laws rules.

We appreciate your continued efforts on behalf of the Company.

Sincerely,

AMERICAN EQUITY INVESTMENT
LIFE HOLDING COMPANY

By:	/s/ Jennifer Bryant
Name:	Jennifer Bryant
Title:	Chief Human Resources Officer

I agree to the terms and conditions set forth in this Letter Agreement.

/s/ Anant Bhalla	11/23/2020
Anant Bhalla	Date

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